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                                                                   EXHIBIT 23.5

                          CONSENT OF FINANCIAL ADVISOR

We hereby consent to the use in this Registration Statement on form S-4 of Regions Financial Corporation of our letter to the Board of Directors of First Bankshares, Inc. included as Appendix B to the Proxy Statement/Prospectus that is part of the Registration Statement, and to the references to such letter and to our firm in the Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



/s/  BROWN, BURKE CAPITAL PARTNERS, INC.
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Brown, Burke Capital Partners, Inc.
April 7, 1997